Exhibit 99.1

Hecla Provides Update on the Lucky Friday #4 Shaft Project

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--October 25, 2010--Hecla Mining Company (NYSE:HL) ("Hecla") today provided an update on the #4 Shaft Project at its Lucky Friday mine in Mullan, Idaho, which Hecla believes could increase the mine’s annual silver production by approximately 50% from current levels and extend the mine life beyond 2030. Total estimated capital expenditures for the #4 Shaft Project could range from $150 and $200 million, for an internal shaft descending from the 4900 level to the 7800 level. Engineering is underway to determine the feasibility of constructing the shaft to an ultimate depth of 8800 feet.

Since project inception in 2007, Hecla’s Board of Directors has approved approximately $55 million of capital expenditures for prefeasibility, feasibility, front-end engineering and design, and early-phase development of the #4 Shaft Project. By year-end 2010, $50 million will have been invested in the detailed engineering and design of the shaft, excavation of the hoist room and off-shaft development access to shaft facilities, and placement of orders for major equipment.

Hecla management currently expects to make a final technical and commercial feasibility determination and seek final approval by the Board of Directors for completion of the #4 Shaft Project no later than the middle of 2011. If approved, Hecla estimates that the project would be completed by the end of 2014.

"This is a major milestone in the mine's history and we are very excited about the organic growth opportunity at Lucky Friday," said Phillips S. Baker, Jr., President and Chief Executive Officer. "The mine has been in production for more than 68 years and we believe that it may extend much further into the future with the addition of the #4 Shaft. With no debt and approximately $200 million of cash on hand at June 30, 2010, Hecla is currently well positioned to fund all of its capital requirements internally."

Project Update

The development of a new #4 Shaft and related infrastructure at Lucky Friday, when completed, would increase annual silver production from current levels of approximately 3 million ounces to 5 million ounces, with an expected average total cash cost of less than $4.00* per ounce of silver in the first five years of operation. The two key drivers for this potential increase of silver production are: 1) ore grade is expected to increase from the current grade of 10.4 ounces of silver per ton to over 14 ounces of silver per ton (a corresponding increase in lead ore grade is also expected); and 2) mill throughput of ore is expected to increase from approximately 350 thousand tons to 375 thousand tons annually.

*Total cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the bottom of the release.

The company has made good progress on preliminary construction activities. Excavation of the hoist room was completed ahead of schedule in the third quarter of 2010 and the foundations for the main production hoist are currently being constructed. Off-shaft development is planned at multiple locations between the 4700 and 7500 levels.

Major long-lead equipment items received to date include the permanent hoist, underground concrete trucks, and temporary sinking plant facilities.

Expected #4 Shaft Project key development milestones are as follows:

Milestones	Dates
Detailed Shaft Engineering to 7800 completion	Q1-2011
Headworks/Hoist Room Construction completion	Q2-2011
Shaft Sinking/Station Development starts	Q4-2011
Project completion	Q4-2014

Project Capital Update & Valuation

The total capital investment required to complete the #4 Shaft Project is estimated to be between $150 to $200 million, for a shaft descending from the 4900 level to the 7800 level. By year-end, the company will have invested approximately $50 million since project inception in 2007. Assuming Board authorization for completion of the #4 Shaft Project, the balance of the capital requirement ($100 to $150 million) would be distributed over the next four years, with 2011, 2012 and 2013 being the more capital intensive years. The Company believes that cash on hand combined with free cash flow from existing operations should be sufficient to fund completion of the #4 Shaft Project. Included below are indicative project valuation metrics based on metals prices of $15.00 per ounce of silver and $0.80 per pound of lead and zinc:

Lucky Friday- #4 Shaft	100% ownership
IRR(pretax)*	20%
Payback*	8.0 years
Project Capital	$150 - $200 million
Mine Life/Mine rate	>20 years/1000 tons/day
Total Production Costs	$105/ton milled
Average Annual Production (life of mine)	5 million ounces
Average Cash Cost per Ounce	<$4 for the first five years

*Excludes sunk costs

The IRR(pretax) decreases to 11% at $11 silver and $0.80 lead and zinc. At recent prices of $23 silver and $1.10 lead and zinc, the IRR(pretax) increases to 40%.

For a short video showing the Lucky Friday mine ore body and shaft development in 3-D and latest photographs from the site, please visit www.hecla-mining.com and click on Properties/Lucky Friday.

About Hecla

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, operating risks, project development risks, environmental and litigation risks, political risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Total Cash Cost Reconciliation

Total cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found below for the five-year forecast period cited above.

Forecast Periods 2015 - 2019 (In Millions, Except Per-Ounce Amounts)
Total cash costs	$93
Divided by silver ounces produced	24
Total cash cost per ounce produced	$3.86
Reconciliation to GAAP:
Total cash costs	$93
Depreciation, depletion and amortization	101
Treatment costs	(112)
By-product credits	281

Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$363

CONTACT:
Hecla Mining Company
Mélanie Hennessey, Vice President – Investor Relations, 604-694-7729
Toll-free: 1-800-HECLA(43252)-91
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com